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                                                                    EXHIBIT 99.1

PRESS RELEASE

December 29, 2004
Ithaca, Michigan

Scott E. Sheldon, Chairman of the Board of Directors of Commercial Bank, and Howard D. Poindexter, Chairman of the Board of Commercial National Financial Corporation, have announced the appointment of Richard S. Prestage to their respective boards.

Dick has been the owner since 2002 of Schnepp Health Care Center, a 127 bed skilled nursing home facility, located in St. Louis. He began his career at Schnepp Health Care Center in 1978 and has managed the facility since 1986.

He is a life-long resident of Gratiot County, having attended St. Louis Public Schools and Central Michigan University. He has served on the Health Care Association of Michigan as a member of the Board of Directors for six years and as a member of the Reimbursement Committee for fifteen years and as Past Chair of the Reimbursement Committee.

Dick has served on the Mid Michigan Community Fire Department for 24 years as a Firefighter, Officer, and Emergency Medical Technician. He is currently serving his fourth three year term on the State of Michigan Fire Safety Board.

Dick and his wife of 25 years, Carol, have two children Courtney and Noah and reside in St. Louis.